Exhibit 99.1

[LOGO OF CHOICE HOTELS INTERNATIONAL]

Contact: John Hawkins	Joseph M. Squeri
Vice President,	Senior Vice President,
Corporate Communications	Development, and Chief Financial Officer
Tel: (301) 592-5075	Tel: (301) 592-5006
Fax: (301) 592-6177
john_hawkins@choicehotels.com

For Immediate Release

CHOICE HOTELS REPORTS SECOND QUARTER EARNINGS PER SHARE

GAIN OF 24% AND WORLDWIDE HOTEL UNIT GROWTH OF 7%

EPS Exceeds Consensus Estimate by Six Cents;

Company Raises Full Year EPS Estimate

SILVER SPRING, Md. (July 23, 2003) – Choice Hotels International, Inc. (NYSE:CHH) today reported second quarter 2003 net income of $17.1 million, or $0.47 diluted earnings per share (EPS), an approximately 24% increase in EPS over the same period of a year ago. These results exceeded consensus estimates by $0.06 per share. At the end of second quarter 2002, the company reported net income of $15.3 million, or $0.38 diluted EPS.

The company also announced that its operating income increased to $28.7 million for second quarter 2003, a 4.7% gain over the $27.4 million reported at the end of second quarter 2002. Operating cash flow for the six months ended June 30, 2003, increased to $40.2 million, up $14.6 million from the same period a year ago.

“We continue to generate robust unit growth, which due to our franchising model is the key driver of financial performance,” said Charles A. Ledsinger, Jr., president and chief executive officer. “Evidenced by a 44% increase in new domestic contracts year-to-date, hotel owners and developers continue to seek out our brands for both conversion and new build projects.”

He added, “The strength of our initial and relicensing fees from this development activity, as well as consistency in our royalties in a declining RevPAR environment, helped produce excellent second quarter results. We believe that the ongoing demand for our brands and the fundamental strength of our franchising model keep Choice Hotels well-positioned for growth under a wide range of economic scenarios.”

Second Quarter Performance

The company reported royalty revenues of $37.6 million for second quarter 2003, compared to $36.2 million for the same period in 2002, an increase of 3.9%. Royalty revenues in the second quarter of 2003 include $1.2 million attributable to Flag Choice Hotels, which the company began consolidating in July of 2002.

System-wide domestic revenue per available room (RevPAR) was $33.81 in second quarter 2003, compared to $35.23 for the second quarter of 2002.

For the first six months of 2003, Choice reported net income of $26.8 million or $0.72 diluted EPS, increases of 12.1% and 24.1% respectively over the $23.9 million and $0.58 diluted EPS reported for the first six months of 2002. Operating income through June 30, 2003 increased to $45.9 million, compared to $43.6 million for the same period a year ago.

Royalty revenues for the first six months of 2003 were $64.9 million, compared to $62.1 million for the same period a year ago. Domestic RevPAR was $29.89 for the first half of 2003, compared to $30.77 for the first six months of 2002.

The company adopted Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” and began expensing the cost of stock options based on their estimated fair value for all awards granted after January 1, 2003. During the second quarter 2003, the company’s net income includes approximately $0.2 million of expense related to stock options. For all of 2003, the expense associated with stock options is expected to be $0.7 million.

2003 Unit Growth

The total number of domestic Choice hotels on-line grew by 4.9% to 3,562 (289,701 rooms on-line) as of June 30, 2003 from 3,394 (276,380 rooms on-line) as of the same period a year ago. Net domestic property additions in the second quarter of 2003 were 46, compared to 50 net domestic additions in the same period of 2002. For the first six months of this year, net domestic property additions were 80, compared to 67 for the same period of a year ago.

Choice executed 115 new domestic hotel franchise contracts representing 10,125 rooms in second quarter 2003, compared to 70 new contracts representing 5,675 rooms for the same period a year ago. For the year 2003 through June 30, Choice has executed 186 new domestic hotel franchise contracts, representing 17,695 rooms, compared to 129 contracts, representing 10,883 rooms, for the same period in 2002. This increase in executed contracts resulted in a 29.4% and 26.5% increase in initial franchise and relicensing fees respectively for the three and six months ended June 30, 2003, compared to the same period in 2002.

As of June 30, 2003, the total number of Choice hotels worldwide grew 7.2% to 4,743 from 4,426 as of the same date a year ago. This growth represents an increase of 6.4% in the number of rooms open to 383,592 from 360,674. At the end of second quarter 2003, Choice had 396 hotels under development worldwide, representing 33,906 rooms.

Third Quarter & Year 2003 Estimates

The company’s third quarter 2003 earnings are expected to be in the range of $0.61 to $0.63. Full year 2003 diluted EPS are expected to be between $1.74 and $1.77, up from the previous $1.65 to $1.68 provided in April 2003.

Stock Repurchase Program and Dividend Policy

Since Choice announced its stock repurchase program on June 25, 1998, the company has purchased 28.3 million shares of common stock at an average price of $16.90 per share and a total cost of $478.4 million, as of July 22, 2003. During the second quarter of this year, the company purchased 0.5 million shares of common stock. The Company has remaining authorization to purchase up to 3.1 million shares. Total shares outstanding as of June 30, 2003, are 35.6 million.

As part of the company’s ongoing analysis of the best means to optimize the return of value to shareholders, Choice’s management will examine the feasibility of a cash dividend on its common stock to augment its existing share repurchase program. Management will outline its findings for the board of directors at the board’s next regularly scheduled meeting in late September.

Conference Call

Choice will conduct a conference call on Thursday, July 24, 2003 at 11 a.m. Eastern time to discuss the second quarter and year-to-date 2003 results. The call-in number to listen to the call is 1-800-230-1085. The conference call also will be Webcast simultaneously via the company’s Web site, www.choicehotels.com.

The audio of the call will be archived and available on the company’s Web site and also available for replay until August 24 by calling 1-800-475-6701. The access code for the replay is: 689846.

Choice Hotels International is the second-largest hotel franchisor in the world with 4,743 hotels open, representing 383,592 rooms, in the United States and 43 other countries and territories. As of June 30, 2003, 315 hotels are under development in the United States, representing 25,198 rooms, and an additional 81 hotels, representing 8,708 rooms, are under development in 21 countries and territories. Its Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn and MainStay Suites brands serve guests worldwide.

# # #

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities law. Such statements are based on management’s beliefs, assumptions and expectations, which in turn are based on information currently available to management. Actual performance and results could differ from those expressed in or contemplated by the forward-looking statements due to a number of risks, uncertainties and other factors, many of which are beyond Choice’s ability to predict or control. For further information on factors that could impact Choice and the statements contained therein, we refer you to the filings made by Choice with the Securities and Exchange Commission, including its Form 10-Q for the period ended March 31, 2003.

Additional corporate information may be found on the Choice Hotels’ Internet site, which may be accessed at www.choicehotels.com.

Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn, MainStay Suites, Choice Privileges, EA$Y CHOICE and ChoiceBuys.com are registered trademarks, service marks and trade names of Choice Hotels International, Inc. Choice Hotels also owns and uses common law marks, including Profit Manager.

Exhibit 1

Choice Hotels International, Inc.

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
REVENUES:
Royalty fees	$37,599	$36,156	$64,850	$62,140
Initial franchise and relicensing fees	4,652	3,596	7,259	5,737
Partner services	4,371	4,341	6,677	6,492
Marketing and reservation	53,557	54,497	100,910	98,349
Hotel operations	947	910	1,784	1,609
Other	2,371	969	3,573	1,894

Total revenues	103,497	100,469	185,053	176,221
OPERATING EXPENSES:
Selling, general and administrative	17,416	14,991	30,902	27,403
Depreciation and amortization	3,130	2,798	5,889	5,525
Marketing and reservation expense	53,557	54,497	100,910	98,349
Hotel operations	727	736	1,453	1,389

Total operating expenses	74,830	73,022	139,154	132,666
Operating income	28,667	27,447	45,899	43,555
OTHER INCOME AND EXPENSES:
Interest and other investment income	(1,888)	(1,138)	(3,242)	(2,277)
Interest expense	3,068	3,407	6,092	6,598

Total other income and expenses	1,180	2,269	2,850	4,321

Income before income taxes	27,487	25,178	43,049	39,234
Income taxes	10,376	9,872	16,251	15,354

Net income	$17,111	$15,306	$26,798	$23,880

Weighted average shares outstanding-basic	35,726	39,812	36,253	40,544

Weighted average shares outstanding-diluted	36,558	40,663	37,015	41,332

Basic earnings per share	$0.48	$0.38	$0.74	$0.59

Diluted earnings per share	$0.47	$0.38	$0.72	$0.58

Exhibit 2

Choice Hotels International, Inc.

Consolidated Balance Sheets

(In thousands)	June 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
Cash and cash equivalents	$18,115	$12,227
Accounts receivable, net	35,209	32,470
Other current assets	3,137	3,349

Total current assets	56,461	48,046
Fixed assets and intangibles, net	156,568	161,606
Note receivable from Sunburst	41,318	41,318
Receivable—marketing and reservation fees	53,313	44,916
Other assets	19,988	18,496

Total assets	327,648	314,382

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current portion of long-term debt	25,013	23,796
Other current liabilities	66,219	61,707

Total current liabilities	91,232	85,503
Long-term debt	297,367	283,995
Deferred income taxes and other liabilities	64,143	58,683

Total liabilities	452,742	428,181

Total shareholders’ deficit	(125,094)	(113,799)

Total liabilities and shareholders’ deficit	$327,648	$314,382

Exhibit 3

Choice Hotels International, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)	Six Months Ended
	June 30, 2003	June 30, 2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$26,798	$23,880
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,889	5,525
Provision for bad debts	249	348
Non-cash stock compensation and other charges	948	397
Non-cash interest and other investment income	(652)	(2,222)
Changes in assets and liabilities, net of acquisitions:
Receivables	(2,141)	(8,520)
Receivable—marketing and reservation fees, net	(1,689)	(6,181)
Current liabilities	4,587	(2,621)
Income taxes payable/receivable and other assets	697	3,671
Deferred income taxes and other liabilities	5,528	11,357

NET CASH PROVIDED BY OPERATING ACTIVITIES	40,214	25,634

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in property and equipment	(4,972)	(6,229)
Proceeds from disposition of property	498	—
Acquisition of Flag	(1,211)	—
Other items, net	(2,987)	828

NET CASH UTILIZED IN INVESTING ACTIVITIES	(8,672)	(5,401)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	89,800	210,802
Principal payments of long-term debt	(75,243)	(171,016)
Purchase of treasury stock	(43,676)	(66,171)
Proceeds from exercise of stock options	3,465	4,480

NET CASH UTILIZED IN FINANCING ACTIVITIES	(25,654)	(21,905)

Net change in cash and cash equivalents	5,888	(1,672)
Cash and cash equivalents at beginning of period	12,227	16,871

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$18,115	$15,199

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments during the period for:
Income taxes, net of refunds	$14	$978
Interest	6,756	7,767
Non-cash financing activities:
Income tax benefit realized from employee stock options exercised	$560	$1,182

Exhibit 4

CHOICE HOTELS INTERNATIONAL

SUPPLEMENTAL OPERATING INFORMATION BY BRAND

DOMESTIC HOTEL SYSTEM

(UNAUDITED)

	For the Quarter Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
COMFORT INN
Hotels	1,391	1,328	1,391	1,328
Rooms	109,626	104,005	109,626	104,005
Avg. Daily Rate	$62.90	$62.31	$61.49	$60.55
Occupancy %	57.9%	61.2%	52.2%	54.7%
RevPAR	$36.44	$38.14	$32.11	$33.11

COMFORT SUITES
Hotels	361	321	361	321
Rooms	28,611	25,380	28,611	25,380
Avg. Daily Rate	$72.96	$72.41	$71.97	$71.16
Occupancy %	62.2%	64.4%	57.1%	58.6%
RevPAR	$45.39	$46.65	$41.09	$41.67

QUALITY
Hotels	490	445	490	445
Rooms	50,932	48,913	50,932	48,913
Avg. Daily Rate	$63.77	$62.73	$61.75	$61.15
Occupancy %	51.2%	54.0%	46.3%	48.3%
RevPAR	$32.66	$33.90	$28.58	$29.51

CLARION
Hotels	139	128	139	128
Rooms	21,552	19,553	21,552	19,553
Avg. Daily Rate	$71.30	$72.47	$70.45	$71.39
Occupancy %	49.7%	54.0%	44.9%	48.6%
RevPAR	$35.45	$39.14	$31.66	$34.70

SLEEP
Hotels	305	293	305	293
Rooms	23,379	22,538	23,379	22,538
Avg. Daily Rate	$57.84	$57.51	$56.49	$55.73
Occupancy %	58.7%	59.7%	52.4%	53.1%
RevPAR	$33.97	$34.36	$29.58	$29.59

MAINSTAY
Hotels	23	42	23	42
Rooms	1,759	3,608	1,759	3,608
Avg. Daily Rate	$62.14	$61.40	$61.33	$60.16
Occupancy %	65.9%	69.5%	60.3%	65.0%
RevPAR	$40.98	$42.68	$37.00	$39.11

ECONO LODGE
Hotels	721	698	721	698
Rooms	44,868	43,575	44,868	43,575
Avg. Daily Rate	$46.67	$46.18	$45.10	$44.74
Occupancy %	47.1%	50.7%	42.9%	45.4%
RevPAR	$21.99	$23.41	$19.34	$20.31

RODEWAY
Hotels	132	139	132	139
Rooms	8,974	8,808	8,974	8,808
Avg. Daily Rate	$47.75	$48.04	$46.34	$45.80
Occupancy %	43.3%	45.4%	40.2%	41.8%
RevPAR	$20.66	$21.83	$18.62	$19.17

TOTAL CHOICE—DOMESTIC
Hotels	3,562	3,394	3,562	3,394
Rooms	289,701	276,380	289,701	276,380
Avg. Daily Rate	$61.78	$61.14	$60.34	$59.55
Occupancy %	54.7%	57.6%	49.5%	51.7%
RevPAR	$33.81	$35.23	$29.89	$30.77
Effective Royalty Rate	4.00%	3.98%	3.98%	3.98%